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ROWAN COMPANIES PLC

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Press Release

Contacts: Investor Relations investorrelations@rowan.com +1 713 621 7800

FOR IMMEDIATE RELEASE

May 24, 2018

Rowan Announces Adjournment of 2018 Annual General Meeting until May 25, 2018

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced today that the Company has adjourned its 2018 annual general meeting of shareholders scheduled for and convened on Thursday, May 24, 2018 at 9:00 a.m. London time (the “2018 AGM”). The Company will reconvene the 2018 AGM on Friday, May 25, 2018 at 8:00 a.m. London time at The Connaught, Carlos Place, Mayfair, London, W1K 2AL, United Kingdom.

On Wednesday, May 23, 2018, the Company became aware that certain holders of the Company’s class A ordinary shares (the “Shareholders”) believed that voting deadline for the 2018 AGM extended past Tuesday, May 22, 2018. The purpose of the adjournment is to provide additional time for Shareholders to vote on each of the proposals set forth in the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2018 (the “2018 Proxy Statement”).

The Company will continue to solicit proxies from Shareholders with respect to the 2018 Proxy Statement and will accept any proxies received from Shareholders until 11:59 p.m. New York time on Thursday, May 24, 2018. Only Shareholders of record on March 28, 2018 are entitled to and are being requested to vote, as more fully described in the 2018 Proxy Statement. No further action is required by any Shareholder who has previously submitted his or her proxy card.

The Company has not made any changes to the proposals to be voted upon by Shareholders at the 2018 AGM. The 2018 Proxy Statement and other materials that the Company has filed with the SEC remain unchanged and can be obtained free of charge at the SEC’s website, www.sec.gov.

The Company encourages all Shareholders who have not yet voted their shares to do so by 11:59 p.m. New York time on Thursday, May 24, 2018.

The board of directors of the Company has recommended that Shareholders vote FOR each of the proposals set forth in the 2018 Proxy Statement.

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from Shareholders in connection with the 2018 AGM. The Company has filed with the SEC and mailed to Shareholders the 2018 Proxy Statement in connection with the 2018 AGM and advises Shareholders to read the 2018 Proxy Statement and any and all supplements and amendments thereto because they contain important information. Shareholders may obtain a free copy of the 2018 Proxy Statement and other documents filed by the Company with the SEC at www.sec.gov.

Rowan is a global provider of contract drilling services with a fleet of 27 mobile offshore drilling units, composed of 23 self-elevating jack-up rigs and four ultra-deepwater drillships. The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Trinidad. Additionally, the Company is a 50/50 partner in a joint venture with Saudi Aramco, named ARO Drilling, that owns a fleet of five self-elevating jack-up rigs that operate in the Arabian Gulf.

The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowan.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the date on which the Company will re-convene the 2018 AGM. These forward-looking statements are based on our current expectations and are subject to numerous risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices and the impact of the economic climate; changes in the offshore drilling market, including fluctuations in supply and demand; variable levels of drilling activity and expenditures in the energy industry; changes in day rates; ability to secure future drilling contracts; cancellation, early termination or renegotiation by our customers of drilling contracts; customer credit and risk of customer bankruptcy; risks associated with fixed cost drilling operations; unplanned downtime; risks related to our joint venture with Saudi Aramco, including the timing and amount of future distributions from the joint venture or contributions to the joint venture; cost overruns or delays in transportation of drilling units; cost overruns or delays in maintenance, repairs, or other rig projects; operating hazards and equipment failure; risks of collision and damage; casualty losses and limitations on insurance coverage; weather conditions in the Company's operating areas; increasing costs of compliance with regulations; changes in tax laws and interpretations by taxing authorities; hostilities, terrorism, and piracy; impairments; cyber incidents; the outcomes of disputes, including tax disputes and legal proceedings; and other risks disclosed in the Company's filings with the SEC. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.